News Release
Exhibit 99.1
SM ENERGY REPORTS 2023 RESULTS AND 2024 OPERATING PLAN

DENVER, CO February 21, 2024 - SM Energy Company (the “Company”) (NYSE: SM) today announced certain fourth quarter and full year 2023 operating and financial results, year-end 2023 estimated net proved reserves and its 2024 operating plan. Highlights include:

Excellent financial results and operational performance:
•Net income for the full year 2023 was $817.9 million, or $6.86 per diluted common share, and for the fourth quarter 2023 was $247.1 million, or $2.12 per diluted common share. Adjusted net income(1) was $5.89 per diluted common share for the full year 2023 and $1.56 per diluted common share for the fourth quarter 2023.
•Net cash provided by operating activities for the full year 2023 of $1.57 billion before net change in working capital of $4.6 million totaled $1.58 billion.(1) Net cash provided by operating activities for the fourth quarter 2023 of $476.5 million before net change in working capital of $(52.8) million totaled $423.7 million.(1) Adjusted EBITDAX(1) was $1.71 billion for the full year 2023 and $445.1 million for the fourth quarter 2023.
~~•~~Return of capital to stockholders through share repurchases and fixed dividends increased in 2023 to $299.6 million, an approximate 7% yield to current market capitalization. The Company has repurchased approximately 8.3 million shares from announcement of its return of capital program on September 7, 2022 through year-end 2023.
•The Company ended 2023 with a further strengthened balance sheet. The outstanding principal amount of the Company’s long-term debt was $1.59 billion and cash and cash equivalents were $616.2 million, resulting in net debt(1) of $969.0 million, which met the Company’s target of less than $1 billion net debt. At year-end 2023, the net debt-to-Adjusted EBITDAX(1) ratio was 0.57.
•Estimated net proved reserves of 605 MMBoe set a Company record and were up 13% at year-end 2023 over year-end 2022. The ratio of estimated net proved reserves at year-end 2023 to 2023 net production is 10.9 years.
•Midland Basin leasehold acreage increased 29,700 net acres, or 37%, as the Company’s differential geosciences expertise and land team pursue organic replacement of the Company’s high quality inventory.
•As previously reported, net production for the full year 2023 was up 5% from 2022 to 55.5 MMBoe, or 152.0 MBoe/d, and fourth quarter 2023 net production was 14.1 MMBoe, or 153.5 MBoe/d, while capital expenditures of $989.4 million before changes in accruals of $80.8 million were $1.07 billion(1) for the full year 2023 and capital expenditures of $222.7 million before changes in accruals of $45.1 million were $267.8 million(1) for the fourth quarter 2023, beating expectations.
•Stewardship is a component of operational excellence and safety is our top priority. The Company demonstrated superior safety metrics in 2023, including a total recordable incident rate of 0.20 per 200,000 hours worked (contractors plus employees), which is a 38% improvement from 2022. In addition, the Company’s reported spill rate for 2023 was 0.006 per 1,000 Bbls of produced fluids, which is a 45% improvement from 2022. Performance-based compensation for all employees is tied to these metrics. In addition, the Company received a Leadership level score of A- from the CDP for participation in the 2023 Climate Change Questionnaire, an improvement from a Management level score of B received in 2022.
Looking ahead to the 2024 strategy and plan, the Company targets value creation through:
•Focusing on operational execution to deliver low breakeven, high return wells. The Company seeks to: continue its leadership among peers in optimizing capital efficiency and well performance, demonstrate innovation, and maintain focus on ESG stewardship.
~~•~~Returning capital to stockholders through share repurchases and dividends, while transferring value to stockholders through reduced debt. The Company’s sustainable fixed annual dividend of $0.72 per share plus its share repurchase program, with $214.9 million remaining available, provide the ability to deliver a solid return, while callable bonds offer the opportunity to reduce absolute debt with cash on hand.
•Maintaining and expanding portfolio quality and depth. This includes delineation and development of assets acquired in 2023 and employing geoscience strengths toward continued inventory growth.
Chief Executive Officer Herb Vogel comments: “In 2023, we delivered excellent financial and operating results, grew our Midland Basin footprint by 37%, increased net proved reserves to a record 605 MMBoe, reduced net debt(1) by 15%, announced an increase in our sustainable dividend and returned $300 million to stockholders. We achieved this with industry leading safety metrics, our top priority. We are exceptionally well positioned as we enter 2024, and we have set forth a plan that we expect will combine our low breakeven cost portfolio and differential technical capabilities to deliver optimized operational performance, inventory growth and an attractive return of capital to our stockholders. 2023 results exceeded expectations and the 2024 outlook supports another great year.”
ESTIMATED NET PROVED RESERVES AT YEAR-END 2023

MMBoe
Estimated net proved reserves year-end 2022	537
Net infill/revisions (excluding 5 year rule and price)	151
Discovery/extensions	31
Net production	(55)
Revisions – 5 year rule	(31)
Revisions – price	(28)
Net acquisitions and divestitures	—
Estimated net proved reserves year-end 2023	605
Estimated net proved reserves at year-end 2023 were 605 MMBoe. Estimated net proved reserves were 56% in South Texas and 44% in the Midland Basin, and were comprised of 38% oil, 42% natural gas and 20% NGLs. Net proved reserves were 56% developed and 44% undeveloped.
•The ratio of estimated net proved reserves at year-end 2023 to 2023 net production is 10.9 years.
•2023 SEC pricing was $78.22 per Bbl oil, $2.64 per Mcf natural gas and $27.72 per Bbl NGLs, down 16%, 58% and 35%, respectively, compared to 2022 SEC pricing.

•South Texas net proved reserves increased 56 MMBoe compared with 2022 as a result of continued Austin Chalk success.
•Estimated net PDP reserves of 334 MMBoe surpassed the Company’s previous peak of 308 MMBoe, set at the end of 2022.
STANDARDIZED MEASURE
The standardized measure of discounted future net cash flows from estimated net proved reserves was $6.28 billion at year-end 2023, down from $9.96 billion at year-end 2022. The 37% decline in the standardized measure compared with year-end 2022 is predominantly due to the significantly lower SEC pricing across commodities used in the calculation, partially offset by the increase in estimated net proved reserves. Pre-tax PV-10(1) was $7.38 billion.
FOURTH QUARTER AND FULL YEAR 2023 RESULTS
Details and discussions of fourth quarter and full year 2023 net production and commodity pricing were previously reported on February 1, 2024. Summary tables below:

NET PRODUCTION BY OPERATING AREA
Fourth Quarter 2023
	Midland Basin	South Texas	Total
Oil (MBbl / MBbl/d)	4,553 / 49.5	1,523 / 16.5	6,075 / 66.0
Natural Gas (MMcf / MMcf/d)	15,187 / 165.1	18,309 / 199.0	33,496 / 364.1
NGLs (MBbl / MBbl/d)	5 / -	2,455 / 26.7	2,460 / 26.7
Total (MBoe / MBoe/d)	7,088 / 77.0	7,029 / 76.4	14,118 / 153.5
Note: Totals may not calculate due to rounding.

Full Year 2023
	Midland Basin	South Texas	Total
Oil (MBbl / MBbl/d)	17,515 / 48.0	6,261 / 17.2	23,776 / 65.1
Natural Gas (MMcf / MMcf/d)	59,814 / 163.9	72,555 / 198.8	132,369 / 362.7
NGLs (MBbl / MBbl/d)	24 / -	9,628 / 26.4	9,652 / 26.4
Total (MBoe / MBoe/d)	27,508 / 75.4	27,982 / 76.7	55,490 / 152.0
Note: Totals may not calculate due to rounding.

REALIZED PRICES BY OPERATING AREA
	Fourth Quarter 2023
	Midland Basin	South Texas	Total (Pre/Post-hedge)(1)
Oil ($/Bbl)	$77.96	$75.79	$77.41 / $76.31
Natural Gas ($/Mcf)	$2.86	$2.14	$2.47 / $2.81
NGLs ($/Bbl)	nm	$21.91	$21.92 / $22.57
Per Boe	$56.21	$29.65	$42.99 / $43.45
Note: Totals may not calculate due to rounding.

	Full Year 2023
	Midland Basin	South Texas	Total (Pre/Post-hedge)(1)
Oil ($/Bbl)	$76.95	$74.43	$76.28 / $75.15
Natural Gas ($/Mcf)	$2.93	$2.10	$2.48 / $2.85
NGLs ($/Bbl)	nm	$23.01	$23.02 / $23.51
Per Boe	$55.39	$30.03	$42.60 / $43.09
Note: Totals may not calculate due to rounding.
For additional operating metrics and regional detail, please see the Financial Highlights section below and the accompanying slide deck.
NET INCOME, NET INCOME PER SHARE AND NET CASH PROVIDED BY OPERATING ACTIVITIES
Fourth quarter 2023 net income was $247.1 million, or $2.12 per diluted common share, compared with net income of $258.5 million, or $2.09 per diluted common share, for the same period in 2022. The current year period benefited on a per share basis from higher production volumes, lower per unit production costs, lower income tax expense and fewer shares outstanding, largely offset by higher exploration and per unit DD&A expense. For the full year 2023, net income was $817.9 million, or $6.86 per diluted common share, compared with net income of $1.11 billion, or $8.96 per diluted common share, for the full year 2022. Full year net income compared with the prior year reflects a 13% decrease in the realized price per Boe after the effect of net derivative settlements and higher per unit DD&A expense, partially offset by lower per unit production costs and lower interest expense.
Fourth quarter 2023 net cash provided by operating activities of $476.5 million before net change in working capital of $(52.8) million totaled $423.7 million,(1) which was up $76.5 million, or 22%, from $347.2 million(1) in the same period in 2022. The increase from the prior year period was due to higher production volumes, a higher realized price per Boe after the effect of net derivative settlements and lower per unit production costs. For the full year 2023, net cash provided by operating activities of $1.57 billion before net changes in working capital of $4.6 million totaled $1.58 billion,(1) which was down $179.5 million, or 10%, from $1.76 billion(1) in 2022. The decline in 2023 is predominantly due to a lower realized price per Boe after the effect of net derivative settlements, partially offset by higher production volumes and lower per unit costs.
ADJUSTED EBITDAX,(1) ADJUSTED NET INCOME(1) AND NET DEBT-TO-ADJUSTED EBITDAX(1)
Fourth quarter 2023 Adjusted EBITDAX(1) was $445.1 million, up $71.3 million, or 19%, from $373.9 million in the same period in 2022. For the full year 2023, Adjusted EBITDAX(1) was $1.71 billion, compared with $1.92 billion in 2022.
Fourth quarter 2023 adjusted net income(1) was $181.5 million, or $1.56 per diluted common share, which compares with adjusted net income(1) of $159.2 million, or $1.29 per diluted common share, for the same period in 2022. For the full year 2023, adjusted net income(1) was $702.5 million, or $5.89 per diluted common share, compared with adjusted net income(1) of $904.0 million, or $7.29 per diluted common share, in 2022.
At December 31, 2023, Net debt-to-Adjusted EBITDAX(1) was 0.57 times.
FINANCIAL POSITION, LIQUIDITY AND CAPITAL EXPENDITURES
At year-end 2023, the outstanding principal amount of the Company’s long-term debt was $1.59 billion with zero drawn on the Company’s senior secured revolving credit facility. At year-end 2023, cash and cash equivalents were $616.2 million and net debt(1) was $969.0 million, down $171.2 million from year-end 2022. As of December 31, 2023, the Company’s borrowing base and commitments under its senior secured revolving credit facility were $2.50 billion and $1.25 billion, respectively, and combined with the cash and cash equivalents balance, provided $1.86 billion in available liquidity.
In the fourth quarter 2023, capital expenditures of $222.7 million adjusted for increased capital accruals of $45.1 million totaled $267.8 million.(1) During the fourth quarter of 2023, the Company drilled 28 net wells and added 11 net flowing completions. For the full year 2023, capital expenditures of $989.4 million adjusted for increased capital accruals of $80.8 million totaled $1.07 billion(1) and the Company drilled 89 net wells and added 92 net flowing completions.
COMMODITY DERIVATIVES
As of February 8, 2024, commodity derivative positions for 2024 include:
SWAPS & COLLARS:
•Oil: Approximately 6,800 MBbls, or slightly less than 30%, of expected 2024 net oil production is hedged at a weighted-average price of $70.70/Bbl (collar floors and swaps) to $82.78/Bbl (collar ceilings and swaps), excludes basis swaps.
•Natural gas: Approximately 31,900 BBtu, or slightly less than 25% of expected 2024 net natural gas production is hedged at an average price of $3.47/MMBtu (weighted-average of collar floors and swaps, excludes basis swaps).
BASIS SWAPS:
•Oil, Midland Basin differential: Approximately 4,900 MBbls of expected 2024 net oil production are hedged to the local price point at a positive weighted-average $1.21/Bbl.
•Gas, WAHA differential: Approximately 21,000 BBtu of expected 2024 net natural gas production are hedged to WAHA at a weighted-average price of ($0.86)/MMBtu.
•Gas, HSC differential: Approximately 17,400 BBtu of expected 2024 net natural gas production are hedged to HSC at a weighted-average price of ($0.25)/MMBtu.
A detailed schedule of these and other hedge positions are provided in the accompanying slide deck.
2024 OPERATING PLAN AND GUIDANCE
Discussion in this release of the Company’s 2024 operating plan guidance includes the term “capital expenditures,” which is defined to include adjustments for capital accruals, and is a non-GAAP measure. In reliance on the exception provided by Item 10l(1)(i)(B) of Regulation S-K, the Company is unable to provide a reconciliation of forward-looking non-GAAP capital expenditures because components of the calculations are inherently unpredictable, such as changes to, and the timing of, capital accruals, unknown future events, and estimating certain future GAAP measures. The inability to project certain components of the calculation could significantly affect the accuracy of a reconciliation.
KEY ASSUMPTIONS
•Benchmark pricing assumptions are $75.00 per Bbl WTI; $2.75 per MMBtu natural gas; $27.00 per Bbl NGLs.

•Hedges currently in place.
•Processing ethane for the full year.
GUIDANCE FULL YEAR 2024:
•Net production volumes are expected to range between 56-59 MMBoe, or 153-161 MBoe/d, at ~44% oil. At the midpoint, this implies an increase of 3%-4% year over year on a Boe basis and an increase of approximately 6% year over year in oil production.
•Capital expenditures adjusted for capital accruals(1) are expected to range between $1.16 and $1.20 billion, excluding acquisitions.
◦The capital program is expected to increase the allocation to Midland Basin activity to enable the assessment of the Company’s expanded acreage position as well as to manage the commodity mix in light of higher anticipated natural gas prices post-2024. The allocation of drilling and completion capital is expected to be roughly 60% to the Midland Basin and 40% to South Texas and assumes the fourth rig in the Midland Basin remains in place for the majority of 2024.
◦The capital program includes approximately $40 million for facilities, which includes extension of the South Texas oil handling facilities, water handling and disposal infrastructure, and upgrades at the 2023 Klondike area acquisition. The capital program also assumes $22 million for capitalized interest.
◦The Company expects to drill and complete 115-120 total net wells, with roughly 60% in the Midland Basin and 40% in South Texas.
•Net production costs:
◦LOE is expected to average between $5.30-$5.60/Boe, which includes workover activity;
◦Transportation is expected to average between $2.30-$2.40/Boe;
◦Production and ad valorem taxes are expected to average between $2.80-$2.90/Boe.
•G&A: is expected to be approximately $125 million, including approximately $20 million of non-cash costs.
•Exploration/capitalized overhead: is expected to approximate $60 million.
•DD&A: is expected to average between $12-$13/Boe.
GUIDANCE FIRST QUARTER 2024:
•Capital expenditures: are expected to be approximately $300 million, which includes drilling approximately 28 net wells, completing approximately 20 net wells. Capital expenditures are weighted to the first half of the year, which includes approximately 60% of 2024 well completions.
•Net production: is expected to be approximately 13.0 MMBoe, or approximately 143 MBoe/d, at 43%-44% oil. Net production volumes include the effect of adverse weather during January.
UPCOMING EVENTS
EARNINGS Q&A WEBCAST AND CONFERENCE CALL

February 22, 2024 – Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the 2023 financial and operating results/2024 operating plan Q&A session. This discussion will be accessible via:
•Webcast (available live and for replay) - on the Company’s website at sm-energy.com/investors (replay accessible approximately 1 hour after the live call); or
•Telephone - join the live conference call by registering at http://event.choruscall.com/mediaframe/webcast.html?webcastid=KBkYnF9t. Dial-in for domestic toll free/International is 877-407-6050 / +1 201-689-8022.
CONFERENCE PARTICIPATION
•February 27, 2024 - J.P. Morgan 2024 Global High Yield & Leveraged Finance Conference. Executive Vice President and Chief Financial Officer Wade Pursell will present at 6:00 a.m. Mountain time/8:00 a.m. Eastern time and will participate in investor meetings at the event. The Company plans to post an investor presentation to the Company’s website at sm-energy.com/investors before the event. The presentation will not be webcast.
•March 19, 2024 - 36th Annual ROTH Conference. President and Chief Executive Officer Herb Vogel will participate in investor meetings at the event.
DISCLOSURES
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “anticipate,” “deliver,” “demonstrate,” "establish," “estimate,” “expects,” "goal," "generate," “maintain,” “objectives,” “optimize,” "target," and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things, net proved reserves at year-end 2023 and the ratio of net proved reserves at year-end 2023 to 2023 net production, expected future commodity prices, projections for the first quarter and full year 2024 regarding guidance for production, capital expenditures, operating costs, general and administrative expenses, exploration expenses and DD&A, the number of net wells to be drilled and completed, the percentage of future production that is hedged, the allocation of activity between and within our operating areas, and the Company’s 2024 strategic objectives, including plans to grow inventory, maintaining and expanding portfolio quality and depth, optimizing capital efficiency and well performance, delivering low breakeven and high-return wells, and returning capital to stockholders through share repurchases and dividends while reducing debt. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission, specifically the 2023 Form 10-K. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.

RESERVE DISCLOSURE
The SEC requires oil and natural gas companies, in their filings with the SEC, to disclose estimated net proved reserves, which are those quantities of oil, natural gas and NGLs, that, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs and under existing economic conditions (using the trailing 12-month average first-day-of-the-month prices), operating methods and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The SEC also permits the disclosure of separate estimates of probable or possible reserves that meet SEC definitions for such reserves; however, the Company currently does not disclose probable or possible reserves in its SEC filings.
Estimated net proved reserves attributable to the Company at December 31, 2023, are estimated utilizing SEC reserve recognition standards and pricing assumptions based on the trailing 12-month average first-day-of-the-month prices of $78.22 per Bbl of oil, $2.64 per MMBtu of natural gas, and $27.72 per Bbl of NGLs. At least 80% of the PV-10 of the Company’s estimate of its total estimated net proved reserves as of December 31, 2023, was audited by Ryder Scott Company, L.P.
FOOTNOTE 1: Indicates a non-GAAP measure or metric. Please refer to the "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" section in Financial Highlights for additional information.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2023

Consolidated Balance Sheets
(in thousands, except share data)	December 31,
ASSETS	2023	2022
Current assets:
Cash and cash equivalents	$616,164	$444,998
Accounts receivable	231,165	233,297
Derivative assets	56,442	48,677
Prepaid expenses and other	12,668	10,231
Total current assets	916,439	737,203
Property and equipment (successful efforts method):
Proved oil and gas properties	11,477,358	10,258,368
Accumulated depletion, depreciation, and amortization	(6,830,253)	(6,188,147)
Unproved oil and gas properties, net of valuation allowance of $35,362 and $38,008, respectively	335,620	487,192
Wells in progress	358,080	287,267
Other property and equipment, net of accumulated depreciation of $59,669 and $56,512, respectively	35,615	38,099
Total property and equipment, net	5,376,420	4,882,779
Noncurrent assets:
Derivative assets	8,672	24,465
Other noncurrent assets	78,454	71,592
Total noncurrent assets	87,126	96,057
Total assets	$6,379,985	$5,716,039
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$611,598	$532,289
Derivative liabilities	6,789	56,181
Other current liabilities	15,425	10,114
Total current liabilities	633,812	598,584
Noncurrent liabilities:
Revolving credit facility	—	—
Senior Notes, net	1,575,334	1,572,210
Asset retirement obligations	118,774	108,233
Net deferred tax liabilities	369,903	280,811
Derivative liabilities	1,273	1,142
Other noncurrent liabilities	65,039	69,601
Total noncurrent liabilities	2,130,323	2,031,997
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 115,745,393 and 121,931,676 shares, respectively	1,157	1,219
Additional paid-in capital	1,565,021	1,779,703
Retained earnings	2,052,279	1,308,558
Accumulated other comprehensive loss	(2,607)	(4,022)
Total stockholders’ equity	3,615,850	3,085,458
Total liabilities and stockholders’ equity	$6,379,985	$5,716,039

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2023

Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Operating revenues and other income:
Oil, gas, and NGL production revenue	$606,857	$669,250	$2,363,889	$3,345,906
Other operating income	1,869	2,068	9,997	12,741
Total operating revenues and other income	608,726	671,318	2,373,886	3,358,647
Operating expenses:
Oil, gas, and NGL production expense	137,343	150,667	563,543	620,912
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	189,107	143,611	690,481	603,780
Exploration (1)	15,847	10,826	59,480	54,943
Impairment	—	1,002	—	7,468
General and administrative (1)	36,639	32,843	121,063	114,558
Net derivative (gain) loss (2)	(80,506)	(11,168)	(68,154)	374,012
Other operating expense, net	385	879	20,567	3,493
Total operating expenses	298,815	328,660	1,386,980	1,779,166
Income from operations	309,911	342,658	986,906	1,579,481
Interest expense	(23,917)	(22,638)	(91,630)	(120,346)
Interest income	6,052	3,694	19,854	5,774
Loss on extinguishment of debt	—	—	—	(67,605)
Other non-operating expense	(232)	(384)	(928)	(1,534)
Income before income taxes	291,814	323,330	914,202	1,395,770
Income tax expense	(44,703)	(64,867)	(96,322)	(283,818)
Net income	$247,111	$258,463	$817,880	$1,111,952

Basic weighted-average common shares outstanding	115,971	122,485	118,678	122,351
Diluted weighted-average common shares outstanding	116,587	123,399	119,240	124,084
Basic net income per common share	$2.13	$2.11	$6.89	$9.09
Diluted net income per common share	$2.12	$2.09	$6.86	$8.96
Net dividends declared per common share	$0.18	$0.15	$0.63	$0.31

(1) Non-cash stock-based compensation included in:
Exploration expense	$1,126	$1,000	$4,147	$3,965
General and administrative expense	4,605	3,914	16,103	14,807
Total non-cash stock-based compensation	$5,731	$4,914	$20,250	$18,772

(2) The net derivative (gain) loss line item consists of the following:
Net derivative settlement (gain) loss	$(6,523)	$115,620	$(26,921)	$710,700
Net gain on fair value changes	(73,983)	(126,788)	(41,233)	(336,688)
Total net derivative (gain) loss	$(80,506)	$(11,168)	$(68,154)	$374,012

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2023

Consolidated Statements of Stockholders' Equity
(in thousands, except share data and dividends per share)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances, December 31, 2021	121,862,248	$1,219	$1,840,228	$234,533	$(12,849)	$2,063,131
Net income	—	—	—	1,111,952	—	1,111,952
Other comprehensive income	—	—	—	—	8,827	8,827
Net cash dividends declared, $0.31 per share	—	—	—	(37,927)	—	(37,927)
Issuance of common stock under Employee Stock Purchase Plan	113,785	1	3,038	—	—	3,039
Issuance of common stock upon vesting of RSUs and settlement of PSUs, net of shares used for tax withholdings	1,291,427	13	(25,142)	—	—	(25,129)
Stock-based compensation expense	29,471	—	18,772	—	—	18,772
Purchase of shares under Stock Repurchase Program	(1,365,255)	(14)	(57,193)	—	—	(57,207)
Balances, December 31, 2022	121,931,676	$1,219	$1,779,703	$1,308,558	$(4,022)	$3,085,458
Net income	—	—	—	817,880	—	817,880
Other comprehensive income	—	—	—	—	1,415	1,415
Net cash dividends declared, $0.63 per share	—	—	—	(74,159)	—	(74,159)
Issuance of common stock under Employee Stock Purchase Plan	114,427	1	3,057	—	—	3,058
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	554,216	6	(7,888)	—	—	(7,882)
Stock-based compensation expense	56,872	1	20,249	—	—	20,250
Issuance of common stock through cashless exercise of Warrants	19,037	—	—	—	—	—
Purchase of shares under Stock Repurchase Program	(6,930,835)	(70)	(230,100)	—	—	(230,170)
Balances, December 31, 2023	115,745,393	$1,157	$1,565,021	$2,052,279	$(2,607)	$3,615,850

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2023

Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income	$247,111	$258,463	$817,880	$1,111,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	189,107	143,611	690,481	603,780
Impairment	—	1,002	—	7,468
Stock-based compensation expense	5,731	4,914	20,250	18,772
Net derivative (gain) loss	(80,506)	(11,168)	(68,154)	374,012
Net derivative settlement gain (loss)	6,523	(115,620)	26,921	(710,700)
Amortization of debt discount and deferred financing costs	1,372	1,371	5,486	10,281
Loss on extinguishment of debt	—	—	—	67,605
Deferred income taxes	45,085	66,061	88,256	269,057
Other, net	9,314	(1,426)	(2,175)	6,242
Changes in working capital:
Accounts receivable	39,644	37,235	(10,191)	38,554
Prepaid expenses and other	(2,129)	9,408	(2,437)	(1,055)
Accounts payable and accrued expenses	15,263	(105,476)	8,077	(109,562)
Net cash provided by operating activities	476,515	288,375	1,574,394	1,686,406

Cash flows from investing activities:
Capital expenditures	(222,655)	(288,088)	(989,411)	(879,934)
Acquisition of proved and unproved oil and gas properties	(613)	—	(109,931)	(7)
Other, net	—	267	657	(322)
Net cash used in investing activities	(223,268)	(287,821)	(1,098,685)	(880,263)

Cash flows from financing activities:
Cash paid to repurchase Senior Notes	—	—	—	(584,946)
Repurchase of common stock	(22,859)	(36,966)	(228,105)	(57,207)
Net proceeds from sale of common stock	1,243	1,394	3,058	3,039
Dividends paid	(17,447)	(18,419)	(71,614)	(19,637)
Net share settlement from issuance of stock awards	—	—	(7,882)	(25,129)
Other, net	—	—	—	(9,981)
Net cash used in financing activities	(39,063)	(53,991)	(304,543)	(693,861)

Net change in cash, cash equivalents, and restricted cash	214,184	(53,437)	171,166	112,282
Cash, cash equivalents, and restricted cash at beginning of period	401,980	498,435	444,998	332,716
Cash, cash equivalents, and restricted cash at end of period	$616,164	$444,998	$616,164	$444,998

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2023

Consolidated Statements of Cash Flows (Continued)
(in thousands)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Supplemental schedule of additional cash flow information:
Operating activities:
Cash paid for interest, net of capitalized interest	$(9,433)	$(8,572)	$(86,947)	$(134,240)
Net cash paid for incomes taxes	$(2,799)	$(70)	$(8,975)	$(10,576)

Investing activities:
Changes in capital expenditure accruals	$45,111	$(20,801)	$80,794	$29,789

DEFINITIONS OF NON-GAAP MEASURES AND METRICS AS CALCULATED BY THE COMPANY
To supplement the presentation of its financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain non-GAAP measures and metrics, which are used by management and the investment community to assess the Company’s financial condition, results of operations, and cash flows, as well as compare performance from period to period and across the Company’s peer group. The Company believes these measures and metrics are widely used by the investment community, including investors, research analysts and others, to evaluate and compare recurring financial results among upstream oil and gas companies in making investment decisions or recommendations. These measures and metrics, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures and metrics provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the most directly comparable GAAP measure or any other measure of a company’s financial or operating performance presented in accordance with GAAP. Reconciliations of each of the Company’s non-GAAP measures to the most directly comparable GAAP measure are presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDAX: Adjusted EBITDAX is calculated as net income before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that the Company believes provides useful additional information to investors and analysts, as a performance measure, for analysis of the Company’s ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under the Company’s Credit Agreement, a material source of liquidity for the Company, based on Adjusted EBITDAX ratios. Please reference the Company’s 2023 Form 10-K for discussion of the Credit Agreement and its covenants.
Adjusted free cash flow: Adjusted free cash flow is calculated as net cash provided by operating activities before net change in working capital less capital expenditures before changes in accruals. The Company uses this measure as representative of the cash from operations, in excess of capital expenditures that provides liquidity to fund discretionary obligations such as debt reduction, returning cash to stockholders or expanding the business.
Adjusted net income and adjusted net income per diluted common share: Adjusted net income and adjusted net income per diluted common share excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, gains and losses on extinguishment of debt, and accruals for non-recurring matters. The Company uses these measures to evaluate the comparability of the Company's ongoing operational results and trends and believes these measures provide useful information to investors for analysis of the Company's fundamental business on a recurring basis.
Net debt: Net debt is calculated as the total principal amount of outstanding senior notes plus amounts drawn on the revolving credit facility less cash and cash equivalents (also referred to as total funded debt). The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.
Net debt-to-Adjusted EBITDAX: Net debt-to-Adjusted EBITDAX is calculated as Net Debt (defined above) divided by Adjusted EBITDAX (defined above) for the trailing twelve-month period (also referred to as leverage ratio). A variation of this calculation is a financial covenant under the Company’s Credit Agreement. The Company and the investment community may use this metric in understanding the Company’s ability to service its debt and identify trends in its leverage position. The Company reconciles the two non-GAAP measure components of this calculation.
Post-hedge: Post-hedge is calculated as the average realized price after the effects of commodity net derivative settlements. The Company believes this metric is useful to management and the investment community to understand the effects of commodity net derivative settlements on average realized price.

Pre-Tax PV-10: Pre-Tax PV-10 is the present value of estimated future revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, based on prices used in estimating the proved reserves and costs in effect as of the date indicated (unless such costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses, or depreciation, depletion, and amortization, discounted using an annual discount rate of 10 percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure of discounted future net cash flows calculation, it does provide an indicative representation of the relative value of the Company on a comparative basis to other companies and from period to period. This measure is presented because management believes it provides useful information to investors for analysis of the Company's fundamental business on a recurring basis.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2023

Production Data
	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2023	2022	Percent Change	2023	2022	Percent Change
Realized sales price (before the effect of net derivative settlements):
Oil (per Bbl)	$77.41	$82.35	(6)%	$76.28	$94.67	(19)%
Gas (per Mcf)	$2.47	$4.52	(45)%	$2.48	$6.28	(61)%
NGLs (per Bbl)	$21.92	$26.10	(16)%	$23.02	$35.66	(35)%
Equivalent (per Boe)	$42.99	$50.92	(16)%	$42.60	$63.18	(33)%
Realized sales price (including the effect of net derivative settlements):
Oil (per Bbl)	$76.31	$67.30	13%	$75.15	$73.21	3%
Gas (per Mcf)	$2.81	$3.60	(22)%	$2.85	$4.92	(42)%
NGLs (per Bbl)	$22.57	$25.83	(13)%	$23.51	$32.60	(28)%
Equivalent (per Boe)	$43.45	$42.12	3%	$43.09	$49.76	(13)%
Net production volumes: (1)
Oil (MMBbl)	6.1	5.7	6%	23.8	24.0	(1)%
Gas (Bcf)	33.5	32.1	4%	132.4	125.9	5%
NGLs (MMBbl)	2.5	2.1	18%	9.7	8.0	21%
Equivalent (MMBoe)	14.1	13.1	7%	55.5	53.0	5%
Average net daily production: (1)
Oil (MBbls per day)	66.0	62.0	6%	65.1	65.7	(1)%
Gas (MMcf per day)	364.1	348.9	4%	362.7	345.0	5%
NGLs (MBbls per day)	26.7	22.7	18%	26.4	21.9	21%
Equivalent (MBoe per day)	153.5	142.9	7%	152.0	145.1	5%
Per Boe data: (1)
Lease operating expense	$5.31	$5.20	2%	$5.13	$5.03	2%
Transportation costs	$2.08	$2.86	(27)%	$2.46	$2.83	(13)%
Production taxes	$1.97	$2.43	(19)%	$1.89	$3.07	(38)%
Ad valorem tax expense	$0.37	$0.97	(62)%	$0.67	$0.79	(15)%
General and administrative (2)	$2.60	$2.50	4%	$2.18	$2.16	1%
Net derivative settlement gain (loss)	$0.46	$(8.80)	105%	$0.49	$(13.42)	104%
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$13.39	$10.93	23%	$12.44	$11.40	9%

(1) Amounts and percentage changes may not calculate due to rounding.
(2) Includes non-cash stock-based compensation expense per Boe of $0.33 and $0.30 for the three months ended December 31, 2023, and 2022, respectively, and $0.29 and $0.28 for the twelve months ended December 31, 2023, and 2022, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2023

Adjusted EBITDAX Reconciliation (1)
(in thousands)

Reconciliations of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDAX (non-GAAP):	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income (GAAP)	$247,111	$258,463	$817,880	$1,111,952
Interest expense	23,917	22,638	91,630	120,346
Interest income	(6,052)	(3,694)	(19,854)	(5,774)
Income tax expense	44,703	64,867	96,322	283,818
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	189,107	143,611	690,481	603,780
Exploration (2)	14,721	9,826	55,333	50,978
Impairment	—	1,002	—	7,468
Stock-based compensation expense	5,731	4,914	20,250	18,772
Net derivative (gain) loss	(80,506)	(11,168)	(68,154)	374,012
Net derivative settlement gain (loss)	6,523	(115,620)	26,921	(710,700)
Loss on extinguishment of debt	—	—	—	67,605
Other, net	(128)	(985)	1,497	(3,969)
Adjusted EBITDAX (non-GAAP)	$445,127	$373,854	$1,712,306	$1,918,288
Interest expense	(23,917)	(22,638)	(91,630)	(120,346)
Interest income	6,052	3,694	19,854	5,774
Income tax expense	(44,703)	(64,867)	(96,322)	(283,818)
Exploration (2)(3)	(14,901)	(8,851)	(46,467)	(36,810)
Amortization of debt discount and deferred financing costs	1,372	1,371	5,486	10,281
Deferred income taxes	45,085	66,061	88,256	269,057
Other, net	9,622	(1,416)	(12,538)	(3,957)
Net change in working capital	52,778	(58,833)	(4,551)	(72,063)
Net cash provided by operating activities (GAAP)	$476,515	$288,375	$1,574,394	$1,686,406

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Stock-based compensation expense is a component of the exploration expense and general and administrative expense line items on the accompanying consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(3) For the three and twelve months ended December 31, 2023, amount excludes certain capital expenditures related to unsuccessful exploration activity for one well that experienced technical issues during the drilling phase. For the three and twelve months ended December 31, 2022, amount excludes certain capital expenditures related to unsuccessful exploration efforts outside of the Company’s core areas of operation.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2023

Adjusted Net Income Reconciliation (1)
(in thousands, except per share data)

Reconciliation of net income (GAAP) to adjusted net income (non-GAAP):	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income (GAAP)	$247,111	$258,463	$817,880	$1,111,952
Net derivative (gain) loss	(80,506)	(11,168)	(68,154)	374,012
Net derivative settlement gain (loss)	6,523	(115,620)	26,921	(710,700)
Impairment	—	1,002	—	7,468
Loss on extinguishment of debt	—	—	—	67,605
Other, net	(128)	(985)	1,497	(3,969)
Tax effect of adjustments (2)	16,082	27,509	8,623	57,632
Net R&D tax credit carryover (3)	(7,591)	—	(84,277)	—
Adjusted net income (non-GAAP)	$181,491	$159,201	$702,490	$904,000

Diluted net income per common share (GAAP)	$2.12	$2.09	$6.86	$8.96
Net derivative (gain) loss	(0.69)	(0.09)	(0.57)	3.01
Net derivative settlement gain (loss)	0.06	(0.94)	0.23	(5.73)
Impairment	—	0.01	—	0.06
Loss on extinguishment of debt	—	—	—	0.54
Other, net	—	(0.01)	0.01	(0.03)
Tax effect of adjustments (2)	0.14	0.22	0.07	0.46
Net R&D tax credit carryover (3)	(0.07)	—	(0.71)	—
Adjusted net income per diluted common share (non-GAAP)	$1.56	$1.29	$5.89	$7.29

Basic weighted-average common shares outstanding	115,971	122,485	118,678	122,351
Diluted weighted-average common shares outstanding	116,587	123,399	119,240	124,084

Note: Amounts may not calculate due to rounding.

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) The tax effect of adjustments for each of the three and twelve months ended December 31, 2023, and 2022, was calculated using a tax rate of 21.7%. This rate approximates the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

(3) Adjusted net income removes the benefit of the research and development tax credit carryover related to tax years prior to 2023.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2023

Regional net proved oil and gas reserve quantities

	Midland Basin	South Texas	Total
Year-end 2023 estimated net proved reserves
Oil (MMBbl)	159.2	70.9	230.1
Gas (Bcf)	654.8	877.2	1,532.0
NGL (MMBbl)	0.2	119.3	119.5
MMBoe	268.5	336.4	604.9
% Proved developed	62%	52%	56%

Note: Amounts may not calculate due to rounding.

Pre-tax PV-10 Reconciliation (1)
(in millions)
	As of December 31,
Reconciliation of standardized measure of discounted future net cash flows (GAAP) to Pre-tax PV-10 (non-GAAP):	2023	2022
Standardized measure of discounted future net cash flows (GAAP)	$6,280.1	$9,962.1
Add: 10 percent annual discount, net of income taxes	5,294.5	7,551.5
Add: future undiscounted income taxes	2,000.0	3,888.3
Pre-tax undiscounted future net cash flows	13,574.6	21,401.9
Less: 10 percent annual discount without tax effect	(6,198.1)	(9,247.4)
Pre-tax PV-10 (non-GAAP)	$7,376.5	$12,154.5

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.

Reconciliation of Total Principal Amount of Debt to Net Debt (1)
(in thousands)
	As of December 31,
	2023	2022
Principal amount of Senior Notes (2)	$1,585,144	$1,585,144
Revolving credit facility (2)	—	—
Total principal amount of debt (GAAP)	1,585,144	1,585,144
Less: Cash and cash equivalents	616,164	444,998
Net Debt (non-GAAP)	$968,980	$1,140,146

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Amounts are from Note 5 - Long-term Debt in Part II, Item 8 of the Company's 2023 Form 10-K.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2023

Adjusted Free Cash Flow (1)
(in thousands)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities (GAAP)	$476,515	$288,375	$1,574,394	$1,686,406
Net change in working capital	(52,778)	58,833	4,551	72,063
Cash flow from operations before net change in working capital (non-GAAP)	423,737	347,208	1,578,945	1,758,469

Capital expenditures (GAAP)	222,655	288,088	989,411	879,934
Changes in capital expenditure accruals	45,111	(20,801)	80,794	29,789
Capital expenditures before changes in accruals (non-GAAP)	267,766	267,287	1,070,205	909,723

Adjusted free cash flow (non-GAAP)	$155,971	$79,921	$508,740	$848,746

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.